Exhibit 3.31

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “STYRON LLC”, FILED IN THIS OFFICE ON THE TENTH DAY OF NOVEMBER, A.D. 2009, AT 12:12 O’CLOCK P.M.

4751892 8100	Jeffrey W. Bullock, Secretary of State
091005200 You may verify this certificate online at corp.delaware.gov/authver.shtml	AUTHENTICATION: DATE:	7633894 11-10-09

CERTIFICATE OF FORMATION

OF

Styron LLC

This Certificate of Formation of Styron LLC has been duly executed and is being filed by Duncan A. Stuart, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C.§18-101, et seq.).

1.	The name of the limited liability company is:

Styron LLC

2.	The address of the limited liability company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the limited liability company’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

3.	This Certificate of Formation shall be effective upon formation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Styron LLC this 10th day of November, 2009.

Duncan A. Stuart

State of Delaware Secretary of State Division of Corporations Delivered 12:12 PM 11/10/2009 FILED 12:12 PM 11/10/2009 SRV 091005200 – 4751892 FILE